UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

☒    Filed by the Registrant

☐    Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

S&T Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2009

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 20, 2009, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of eight directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2009;

3.	To approve a non-binding, advisory proposal on the compensation of S&T’s executive officers; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 2009 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Robert E. Rout

Robert E. Rout Secretary

Indiana, Pennsylvania

March 20, 2009

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2009, AND FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 20, 2009.

S&T’s Proxy Statement for the 2009 Annual Meeting of Shareholders, and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at http://materials.proxyvote.com/783859.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

2009 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2009

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about March 20, 2009. At the Annual Meeting, shareholders of S&T will be asked to elect eight directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2009, and to approve a non-binding, advisory proposal on the compensation of S&T’s executive officers.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting will be held on April 20, 2009, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 6, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,227 record holders of the Common Stock and 27,637,317 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares. Abstentions are counted for purposes of determining presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the eight nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. All other matters to be considered at the Annual Meeting, if any, require the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement, “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2009, and “FOR” the non-binding advisory proposal on the compensation of S&T’s executive officers. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2008:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	S&T Bank, Wealth Management Group 800 Philadelphia Street, Indiana, PA 15701	2,742,752	(1)	9.93%

Common Stock	Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,786,757	(2)	6.48%

(1)	Wealth Management Group (“WMG”) has sole voting power for 1,725,031 of these shares and no voting power for 193,973 of these shares held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power “FOR” the director nominees named in this Proxy Statement and any other matters to be acted upon at the Annual Meeting. The remaining 823,748 shares of Common Stock are held by WMG as trustee of the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”). The Thrift Plan participants will vote such shares directly through AST, S&T’s transfer agent. AST will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received.
(2)	According to its Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA has sole dispositive power for 738,961 shares, with sole voting power for 666,959 of these shares. Barclays Global Fund Advisors has sole dispositive power for 1,032,062 shares, with sole voting power for 765,063 of these shares. Barclays Global Investors, LTD has sole dispositive power for 15,734 shares, with sole voting power for 700 of these shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

During 2008, all directors and executive officers timely filed all required reports of beneficial ownership and changes in beneficial ownership, with the exception of the following:

Director Thomas A. Brice did not file Form 4 within two business days for shares for which he became beneficial owner as the executor of an estate. Director Joseph A. Kirk did not file Form 4 within two business days for two sales of shares indirectly owned. Director Alan Papernick did not file Form 4 within two business days for shares purchased indirectly for his grandchildren or for the sale of 535 shares directly owned. Director Charles A. Spadafora did not file Form 4 within two business days for shares sold from an irrevocable trust. Director Christine J. Toretti did not file Form 4 within two business days for the purchase of 463 shares directly owned. These late filings were inadvertent, and the required filings have since been made.

Executive Officers David G. Antolik, Todd D. Brice, Edward C. Hauck, Tony E. Kallsen, Thomas E. Kiral, Mark Kochvar, Michelle Petrovsky, Malcolm E. Polley, Robert E. Rout, David P. Ruddock and Gregor T. Young, who were the recipients of the December 15, 2008 grant of restricted shares of Common Stock as long-term incentive awards did not file a Form 4 within two business days of the grant date. The exact number of restricted shares could not be calculated until S&T’s 2008 earnings per share was finalized in January 2009. These filings were included on each officer’s Form 5 for year-end 2008 filed with the SEC on February 17, 2009.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of March 6, 2009, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
David G. Antolik	28,304	*
John N. Brenzia(2)	4,894	*
Thomas A. Brice	145,263	*
Todd D. Brice	100,209	*
John J. Delaney(2)	81,334	*
Michael J. Donnelly(2)	33,636	*
William J. Gatti	41,294	*
Jeffrey D. Grube	33,658	*
Edward C. Hauck	39,062	*
Frank W. Jones(2)	43,185	*
Joseph A. Kirk	69,239	*
David L. Krieger	33,148	*
James V. Milano	6,696	*
James C. Miller	152,896	*
Alan Papernick(2)	18,905	*
Robert Rebich, Jr. (2)	125,210	*
Robert E. Rout	52,293	*
Charles A. Spadafora	60,938	*
Christine J. Toretti(2)	169,022	*
Charles G. Urtin(2)	17,024	*
Gregor T. Young, IV	65,431	*
All current directors and executive officers as a group (27 persons)	1,495,698	5.30%

(1)	May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of March 6, 2009: Mr. David Antolik, 20,750 shares; Mr. Thomas Brice, 24,875 shares; Mr. Todd Brice, 41,875 shares; Mr. Delaney, 24,875 shares; Mr. Donnelly, 14,875 shares; Mr. Gatti, 24,875 shares; Mr. Grube, 24,875 shares; Mr. Hauck, 24,250 shares; Mr. Jones, 24,875 shares; Mr. Kirk, 19,875 shares; Mr. Krieger, 24,250 shares; Mr. Miller, 91,250 shares; Mr. Papernick, 6,875 shares; Mr. Rout, 29,250 shares; Mr. Spadafora, 19,875 shares; Ms. Toretti, 24,875 shares; Mr. Young, 42,500 shares; and all other executive officers as a group, 120,750 shares. Mr. Thomas Brice disclaims beneficial ownership of 49,796 shares that are directly owned by his spouse. Mr. Todd Brice disclaims beneficial ownership of 2,599 shares that are held for his daughter. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Papernick disclaims beneficial ownership of 9,585 shares held in trust for his grandchildren with his spouse as trustee.
(2)	Nominee for election to the S&T Board.
*	Less than 1% of the outstanding Common Stock.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than 12 nor more than 25, with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Currently, the S&T Board has fixed the number of directors to 17. The S&T Board has determined that the following directors are independent under the NASDAQ listing standards: Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Milano, Mr. Papernick, Mr. Rebich and Mr. Spadafora.

At the 2008 annual meeting, amendments were approved and adopted by S&T’s shareholders to Article Nine of S&T’s Articles of Incorporation and Sections 206 and 207 of S&T’s By-laws to declassify the S&T Board, remove the class designations for each of the director’s terms and institute annual voting for each director to serve a one-year term. Annual elections will be phased in as current terms of directors expire. Current directors will serve the remainder of their three-year terms until 2009, 2010 and 2011, and annual elections will begin for those directors upon expiration of their terms. All directors will be elected annually beginning in 2011. Directors elected by the S&T Board to fill vacancies will serve only until the next annual meeting of the shareholders.

Certain information about the Nominees whose current terms will expire at the 2009 Annual Meeting and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Director Nominees to be Elected at the 2009 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
John N. Brenzia(1,3)	67	Vice President & CFO of Irwin Car and Equipment	2008
John J. Delaney(2,3)	67	President, Delaney Chevrolet, Buick, Honda, Hyundai, Subaru; President, Riehle Chevrolet, Inc.	1987
Michael J. Donnelly(2,3)	51	President, Indiana Printing and Publishing Company, Inc.	2001
Frank W. Jones(1,3)	64	Attorney-at-Law, Independent Practice	1997
Alan Papernick(2)	71	Attorney-at-Law, Papernick and Gefsky, LLC	1997
Robert Rebich, Jr.(1,2)	67	President, Amax Corporation – Property Management Firm	2008
Christine J. Toretti	52	Chairman and Chief Executive Officer, S. W. Jack Drilling Company, Partner, C&N Company - Gas Drillers and Producers and President, The Jack Company	1984
Charles G. Urtin	62	Formerly, Vice Chairman of S&T and S&T Bank and former President and Chief Executive Officer of IBT Bancorp, Inc. and Irwin Bank	2008

Certain information about the directors whose terms continue, who are directors of S&T and S&T Bank, is set forth below:

Directors Whose Terms Expire at the 2010 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Thomas A. Brice(4)	68	Vice President, Douds, Inc.—Retail Interior Furnishings	1980
Jeffrey D. Grube(1,3)	55	President, B.F.G. Manufacturing Service, Inc.	1997
Joseph A. Kirk(1,2)	69	President, Beaver Meadow Creamery, Inc.	1993
David L. Krieger	65	Formerly, Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank	2007
James C. Miller	63	Chairman of S&T and S&T Bank; formerly, Chairman and Chief Executive Officer of S&T and S&T Bank; formerly, President of S&T and S&T Bank	1993

Directors Whose Terms Will Expire at the 2011 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Todd D. Brice(4)	46	President and Chief Executive Officer of S&T and S&T Bank; formerly, President and Chief Operating Officer of S&T and S&T Bank; formerly, Executive Vice President of Commercial Lending at S&T and S&T Bank	2005
William J. Gatti	67	Formerly, Chairman, Millennium Pharmacy Systems, Inc.	1993
James V. Milano(1,3)	49	Certified Public Accountant, Independent Consultant; formerly, Chief Financial Officer, NEP Supershooters L.P.	2006
Charles A. Spadafora(2)	67	President, Colonial Motor Mart, Colonial Toyota & Indiana Colonial Nissan d/b/a Mark Arbuckle Nissan	1987

(1)	Member of the Audit Committee of S&T and S&T Bank.
(2)	Member of the Compensation and Benefits Committee of S&T and S&T Bank.
(3)	Member of the Nominating and Corporate Governance Committee of S&T and S&T Bank.
(4)	Chief Executive Officer and Director Todd D. Brice is the son of Director Thomas A. Brice.

THE S&T BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2008, all of S&T’s directors attended the annual meeting of shareholders, except for Director Toretti who was unable to attend due to personal reasons that were unavoidable and for good cause.

During 2008, the S&T Board held thirteen board meetings, with the following number of meetings held by the S&T Board committees: Audit, five; Compensation and Benefits, six; Nominating and Corporate Governance, six; and Wealth Management Group Oversight, four. All directors attended at least 75% of the total number of meetings of the S&T Board and committees, except for director Toretti who attended 69% of meetings, due to personal reasons that were unavoidable and for good cause. Directors Brenzia, Rebich, and Urtin were appointed in June 2008 and attended at least 75% of the meetings subsequent to their appointment.

Audit Committee

The members of the Audit Committee are John Brenzia, Jeffrey Grube, Frank Jones, Joseph Kirk, James Milano and Robert Rebich, Jr. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee has provided information regarding the functions performed by the committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 40. James V. Milano has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Milano meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Milano is a CPA with 20 years of public accounting experience, including managing partner of Datemasch Milano & Associates and four years of experience serving as CFO of NEP Supershooters L.P. He has a BS in business administration and an MS in taxation. This experience and education gives Mr. Milano an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee (“Compensation Committee”) are John Delaney, Michael Donnelly, Joseph Kirk, Alan Papernick, Robert Rebich, Jr., and Charles Spadafora. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Additionally, because S&T is participating in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CCP”) established by the U.S. Department of Treasury (“U.S. Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Compensation Committee has additional responsibilities under the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Those additional responsibilities include the following:

•

reviewing the incentive compensation arrangements for S&T’s Named Executive Officers with S&T’s senior risk officers to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T;

•

meeting at least annually with S&T’s senior risk officers to discuss and review the relationship between S&T’s risk management policies and practices and the Named Executive Officers’ incentive compensation arrangements;

•	meeting at least semi-annually to discuss and evaluate the risk posed to S&T by its employee compensation plans; and

•	certifying that it has completed its risk assessment of S&T’s Named Executive Officer compensation arrangements.

The report of the Compensation Committee is on page 25.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are John Brenzia, John Delaney, Michael Donnelly, Jeffrey Grube, Frank Jones and James Milano. The Nominating Committee was formed in 2003, and the functions of this committee are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, see page 38. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s Bylaws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and the nominee’s holdings of Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

The Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors, age, gender, minority status, level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2008. S&T has not received any shareholder nominations for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

S&T has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. S&T is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the Audit Committee and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Secretary at the address previously provided.

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in Rule 4200(a) (15) of listing standards of NASDAQ. In 2008, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal and/or business relationships, regardless of dollar amount.

On February 16, 2009, the S&T Board determined the following directors are independent under NASDAQ Rule 4200(a)(15): Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Milano, Mr. Papernick, Mr. Rebich and Mr. Spadafora. As discussed above, all members on the Compensation Committee and the Nominating Committee are independent under this NASDAQ rule. In addition, the S&T Board determined the independence of directors for service on the Audit Committee under Exchange Act Rule 10A-3 and NASDAQ Rule 4350. As discussed above, all members on the Audit Committee are independent under Exchange Act Rule 10A-3 and NASDAQ Rule 4350.

Compensation Committee Interlocks and Insider Participation

During 2008, S&T Bank made payments of $150,261 for the purchase and maintenance of vehicles from a company owned by Director Spadafora. In addition, S&T Bank made payments of $115,448 for the purchase of goods and services from companies owned or controlled by Director Donnelly.

During 2008, S&T Bank made payments for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney for $137,833 and $48,000, respectively. The terms of the parking lot lease agreement provide for monthly payments of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. The monthly rent will be increased for each renewal term based on the Consumer Price Index.

In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to others. See “Transactions with Related Parties.”

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2009. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and therefore is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2007 and December 31, 2008, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).

Fees for professional services provided by our Independent Accountants in each of the last two fiscal years, in each of the following categories are:

	2008	2007
Audit Fees	$809,165	$494,741
Audit-Related Fees	0	34,409
Tax Fees	44,500	132,000
Other Fees	127,100	—

	$980,765	$661,150

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements.

“Audit-Related Fees” includes fees related to due diligence for the merger of IBT Bancorp, Inc. (“IBT”) into S&T in 2008.

“Tax Fees” includes a transaction cost recovery solutions study related to the IBT merger in 2008 and a construction tax planning study related to various existing bank buildings in 2007.

“Other Fees” includes fees related to an engagement for assessing the adequacy and effectiveness of S&T’s internal audit function.

All 2007 and 2008 fees were paid to KPMG LLP except for Audit Related Fees paid to Ernst & Young LLP of $56,850 in 2007 and $27,900 in 2008 respectively.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2008 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2009.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION

Background of the Proposal

On January 16, 2009, S&T sold a series of its preferred stock and common stock purchase warrants to the U.S. Treasury under the TARP CPP created under EESA. On February 17, 2009 the President of the United States signed into law the ARRA. The ARRA contains a requirement that those financial institutions, like S&T, which have sold preferred stock and issued warrants to the U.S. Treasury under the CPP, permit a separate and non-binding shareholder vote to approve the compensation of such financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

S&T believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long- term interests of shareholders. Like most companies in the financial services sector, the recent and ongoing financial downturn has had a significant negative impact on the price of S&T’s Common Stock, even though S&T’s 2008 results of operations increased over the prior year. Consistent with the objective of aligning the compensation of S&T’s executive officers with the annual and long-term performance of S&T and the interests of S&T’s shareholders, these factors were also reflected in the compensation of the chief executive officer, chief financial officer and the three other most highly compensated executive officers of S&T (collectively, the “Named Executive Officers”) for 2008, and in a number of executive compensation-related actions that have been taken by S&T and the Compensation Committee with respect to 2009.

One of the main objectives of S&T’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of S&T and the interests of S&T’s shareholders. S&T’s Management Incentive Plan is a short-term cash incentive award that more closely aligns the interests of shareholders and senior management by making a greater percentage of an executive officer’s total compensation dependent on the annual performance of S&T (the corporate component) and the achievement of individual departmental goals (the individual component). Annually, the Compensation Committee establishes specific incentive opportunities under the Management Incentive Plan. Depending upon the level of success in meeting the established goals, the Named Executive Officers can earn up to 35% of their respective annual salaries, with the award based 50% on the corporate component and 50% on the individual component. The award for the president and chief executive officer is based 100% on the corporate component. The Compensation Committee reviews and approves the awards, after the public release of S&T’s earnings per share for the prior year. In 2008, the corporate component of the award in 2008 was based on a predetermined incremental range for earnings per share goals from $2.26 to $2.50, with award percentages ranging from 0% to 125%, respectively. To achieve 100% of the corporate component, the earnings per share goal was $2.44. In 2008, S&T’s earnings per share was $2.28; therefore, the Named Executive Officers, earned 8.33% of the corporate component of the award. The individual component for each Named Executive Officer was also reviewed and approved by the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” in this Proxy Statement.

The S&T Bank Incentive Program for Senior Management (“Incentive Program”) is considered an important long-term element in S&T’s compensation program, and is intended to reward the executive for contributing to increasing shareholder value with sustained earnings growth into the future. This performance-based incentive plan offers an incentive award to an executive officer based upon the achievement of predetermined incremental earnings per share goals for the year. The award, at the discretion of the Compensation Committee, will equal a percentage of the executive’s salary and be delivered in the form of restricted shares of common stock. In 2008, the predetermined range of earnings per share goals was $2.26 through $2.44, with award percentages ranging from 0% to 25%, respectively. In 2008, Named Executive Officers earned an award of 2.5% of their respective salaries by achieving a one percent increase in earnings per share. The restricted shares of common stock were granted by the Compensation Committee on December 15, 2008 and will vest equally over a period of four years commencing on January 1, 2010. Under this long-term incentive program in 2007, the Named Executive Officers earned an award of 25% of their respective salaries due to achievement of S&T 2007 target earnings per share of $2.26, which was 9.7% over 2006 earnings per share.

With respect to 2009, the Compensation Committee has suspended the awards under the Management Incentive Plan and the S&T Bank Incentive Program for Senior Management and certain other corporate-wide incentive plans as described in the “Short-Term Incentive Award” under “Compensation Discussion and Analysis” in this Proxy Statement.

S&T and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under “Compensation Discussion and Analysis.” Named Executive Officer compensation for 2008 reflects the effectiveness of S&T’s executive compensation program in fulfilling its objectives during times of economic difficulty and more challenging financial performance. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of S&T’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the S&T Board has authorized a shareholder vote on S&T’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives S&T’s shareholders the opportunity to endorse or not endorse S&T’s executive pay program and policies through the following resolution:

“RESOLVED, that the holders of the common stock of S&T approve the compensation of S&T’s executives named in the Summary Compensation Table of S&T’s Proxy Statement for the 2009 Annual

Meeting of Shareholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Vote Required; Effect

Approval of S&T’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether S&T’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE S&T BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY S&T WILL BE VOTED “FOR” THIS PROPOSAL.

EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 20, 2009, the executive officers of S&T are:

Name	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	46	President and Chief Executive Officer of S&T and S&T Bank since April 2008; President and Chief Operating Officer of S&T and S&T Bank from August 2004 to April 2008; Executive Vice President of Commercial Lending at S&T and S&T Bank from December 2002 to August 2004	2003

Robert E. Rout	57	Senior Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Secretary of S&T and S&T Bank, since April 2008; Senior Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, January 2005 to April 2008; Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, August 1999 to December 2004	1993

David G. Antolik	42	Senior Executive Vice President, Chief Lending Officer, since January 2008; Executive Vice President, Commercial Lending, August 2004 to December 2007; Senior Vice President, Commercial Lending, January 2002 to August 2004; Vice President, Commercial Lending, September 2000 to December 2001	2004

Edward C. Hauck	56	Senior Executive Vice President and Chief Operating Officer since April 2008; Senior Executive Vice President and Retail Banking and Support Services Group Manager, August 2004 to April 2008; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004	1991

Tony E. Kallsen	41	Executive Vice President and Chief Credit Officer, since May 2006; Senior Vice President, National City Bank of Pennsylvania, March 2004 to May 2006; Senior Vice President, National City Bank of Michigan/Illinois, February 2002 to March 2004	2006

Thomas E. Kiral	48	Executive Vice President and Managing Director of S&T Insurance Group, since June 2001	2001

Mark Kochvar	48	Executive Vice President, Treasury and Investments since January 2008; Senior Vice President, Treasury and Investments, January 2001 to December 2007	2008

Michelle Petrovsky	42	Executive Vice President, Commercial Lending, since January 2008; Senior Vice President, Commercial Lending, January 2004 to December 2007; Vice President, Commercial Loan Officer, January 1998 to December 2003	2008

Malcolm E. Polley	46	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of S&T and S&T Bank, since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005	2006

David P. Ruddock	47	Executive Vice President, Information Technology and Operations, since January 2004; Senior Vice President, Information Technology and Operations, February 1999 to December 2003	2004

Gregor T. Young IV	52	Executive Vice President and Managing Director, Wealth Management Group, since March 2000	2000

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Approval Process

Executive compensation decisions are made by the six-member Compensation and Benefits Committee (the “Compensation Committee”) of the S&T Board. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the chief executive officer. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee, which reviews and approves the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the chief executive officer’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), which are made solely by the Compensation Committee. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter, which it reviews, modifies as necessary and reaffirms on an annual basis.

Compensation Philosophy

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to the chief executive officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings, to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, the primary goal being earnings growth; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with the interests of S&T’s shareholders. The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components. To meet the objectives of its policy, the Compensation Committee has established a compensation program for senior management, including the Named Executive Officers, which includes the following elements:

•	Salaries;

•	Short-term incentive awards;

•	Long-term incentive awards; and

•	Certain other benefits.

Compensation Program

The Compensation Committee reviews the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. The peer banks are similar in size and scope to S&T, and operate both inside and outside S&T’s geographic market. While subject to change based on market and other relevant qualitative factors, the Compensation Committee includes the following peer banks in its comparison: National Penn Bancshares, Inc.; F.N.B. Corporation; Park National Corporation; First Commonwealth Financial Corporation; WesBanco, Inc.; Community Bank System, Inc.; Harleysville National Corporation; BancFirst Corporation; First Financial Bancorp; Sandy Spring Bancorp, Inc.; Republic Bancorp, Inc.; and City Holding Company (collectively, the

“Peer Banks”). In addition, the Compensation Committee considers general industry peer group information contained in the SNL Financial Comparison Report.

In September 2008, S&T engaged Towers Perrin to provide consultative services with regard to S&T’s 2008 compensation program for executive officers, defined as executive vice president and higher, and to update the firm’s comprehensive assessment of S&T’s executive compensation program that was completed in the fall of 2005. The engagement was also intended to assist the Compensation Committee in its consideration of the 2009 compensation program for S&T’s executive officers. Towers Perrin reviewed the base salary, annual and long-term incentives for S&T’s eleven executive officers, including the Named Executive Officers, and compared S&T’s compensation program with publicly-available compensation information of the Peer Banks and Towers Perrin’s survey data effective July 2008. The assessment considered the 2008 target total direct compensation, which was comprised of the following components: base salary, short-term (annual) incentive and long-term incentive. The assessment found that the target total direct compensation for the chief executive officer was below the market median for the Peer Banks, and for the other Named Executive Officers was generally at or above the market median for the Peer Banks. The target total direct compensation for the lower level executives was slightly below the market median. The study concluded that S&T’s executive compensation program was conservative in view of S&T’s high performance. The Towers Perrin consultant presented his findings to the chief executive officer, the chief financial officer and the Compensation Committee in a written report on November 17, 2008 (“Towers Perrin Assessment”).

Salaries

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. Base salaries are targeted to be competitive with the practices of the Peer Banks. The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role.

The Compensation Committee reviews and approves the salaries of the chief executive officer and president annually in December. The Compensation Committee compared the chief executive officer’s salary and performance against the Peer Banks, and approved a salary for 2008 of $525,000 for Mr. Miller, which was a 7.14% increase from his 2007 salary. The Compensation Committee decided on this increase due to the effects of inflation but also to recognize Mr. Miller’s leadership in achieving earnings per share goals for 2007 and for successfully negotiating and signing a definitive agreement with IBT. Mr. Miller was the chief executive officer until his retirement on April 21, 2008. Mr. Miller continues in his capacity of chairman of the board with the usual compensation package for a non-employee director.

Mr. Brice was named president and chief executive officer upon Mr. Miller’s retirement. Previously, Mr. Brice was S&T’s president and chief operating officer. Mr. Brice’s salary in 2008 was $375,000, which was a 25% increase from his 2007 salary. In December 2007, Mr. Miller, the chief executive officer, recommended to the Compensation Committee that this increase was warranted due to the effects of inflation, his leadership over service-related lines of business during a successful year and his expanded responsibilities as president and chief executive officer upon Mr. Miller’s retirement in April 2008. Mr. Brice’s salary was not increased further when he was named president and chief executive officer. Mr. Brice’s 2008 salary was in approximately the 26th percentile of chief executive officers at the Peer Banks. In December 2008, the Compensation Committee increased Mr. Brice’s 2009 salary by 13.3% to $425,000, due to the effects of inflation and to his leadership in his new role as chief executive officer, including his role in the successful integration of IBT into S&T. The Compensation Committee also considered the results of the Towers Perrin Assessment that noted Mr. Brice’s salary was below the market median for the Peer Banks. Mr. Brice’s 2009 salary is in approximately the 60th percentile of the 2008 salaries of the Peer Banks.

The salaries for the other Named Executive Officers are reviewed by the president and chief executive officer on an annual basis in December. The Compensation Committee reviewed and approved the salary recommendations for the other Named Executive Officers with the president and chief executive officer for 2009. The Compensation Committee considered the results of the Towers Perrin Assessment during this process. Prior to his retirement, Mr. Miller reviewed the salary increases for 2008 for the other Named Executive Officers with Mr. Brice. Subsequently, the Compensation Committee reviewed and approved the salary recommendations for 2008 for the other Named Executive Officers with Messrs. Miller and Brice.

In 2008, the salary for Mr. Rout, the chief financial officer, chief administrative officer and secretary, was $300,000, which was a 20% increase from his 2007 salary due to the effects of inflation, to his leadership over his respective area of responsibility during a successful year, including his role in the acquisition of IBT, and to his expanded responsibilities in anticipation of Mr. Miller’s retirement, including his new role as chief administrative officer. In his expanded role, Mr. Rout assumed oversight responsibility for S&T’s credit administration function, which was in addition to his ongoing responsibilities as chief financial officer and corporate secretary. Mr. Rout’s 2008 salary was in approximately the 42nd percentile of chief financial officers at the Peer Banks. In December 2008, Mr. Rout’s 2009 salary was increased by 8.3% to $325,000. The increase for Mr. Rout was due to the effects of inflation and to his leadership over his respective area of responsibility during a successful year, including his role in the integration of IBT into S&T.

In 2008, the salary for Mr. Hauck, the chief operating officer and retail banking support services group manager, was $275,000, which was an 18.53% increase from his 2007 salary due to the effects of inflation, to his leadership over his respective areas of responsibility during a successful year, including his role in the acquisition of IBT, and to his expanded responsibilities in anticipation of Mr. Miller’s retirement, including his new role as chief operating officer. Mr. Hauck’s 2008 salary was in approximately the 82nd percentile of chief operating officers and similarly situated officers at the Peer Banks. In December 2008, Mr. Hauck’s 2009 salary was increased 9.1% to $300,000. The increase for Mr. Hauck was due to the effects of inflation and to his leadership over his respective areas of responsibility during a successful year, including his role in the integration of IBT into S&T.

In 2008, the salary for Mr. Antolik, the chief lending officer, was $240,000, which was a 20% increase from his 2007 salary, due to his promotion to this position, as well as his successful leadership in the commercial lending area. Mr. Antolik’s 2008 salary was in the 95th percentile for similarly situated officers at the Peer Banks. In December 2008, Mr. Antolik’s 2009 salary was increased 10.4% to $265,000, due to the effects of inflation and to his leadership over the commercial lending area during a successful year following the retirement of the former chief lending officer on December 31, 2007.

In 2008, the salary for Mr. Young, the investment management and trust services group manager, was $213,000, which was a 3.9% increase from his 2007 salary, due to the effects of inflation and to his leadership over S&T’s wealth management services area during a successful year. Mr. Young’s 2008 salary was in the 67th percentile for similarly situated officers at the Peer Banks. In December 2008, Mr. Young’s salary was increased 5.6% to $225,000, due to the effects of inflation and to his leadership over S&T’s wealth management services area during a successful year, including his role in the integration of IBT into S&T.

Short-Term Incentive Award

Effective January 1, 1999, the Compensation Committee commenced the administration of a Management Incentive Plan as a short-term cash incentive award to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T and the achievement of individual departmental goals.

Annually, the Compensation Committee establishes specific short-term cash incentive goals under the Management Incentive Plan. Depending upon the level of success in meeting the established goals, the Named

Executive Officers can earn up to 35% of their respective annual salaries, with 50% of the award based on the achievement of earnings per share goals (corporate component) and 50% of the award based on the participant’s individual and business unit performance (individual component). The award for the president and chief executive officer is based 100% on the corporate component. The Compensation Committee reviews and approves the awards in January, after the public release of S&T’s earnings per share for the prior year. The corporate component of the award in 2008 was based on a predetermined incremental scale for earnings per share goals that ranged from $2.26 to $2.50, with award percentages ranging from 0% to 125%, respectively. To achieve 100% of the corporate component, the earnings per share goal was $2.44. In 2008, S&T’s earnings per share was $2.28; therefore, senior management, including the Named Executive Officers, earned 8.33% of the corporate component of the award.

In 2008, Mr. Brice, as president and chief executive officer, had the opportunity to earn a short-term incentive award of $131,250 (35% of his 2008 base salary of $375,000). Since his award is based 100% on the corporate component, Mr. Brice earned an award of $10,933, or 8.33% of $131,250. In addition to earning 8.33% of the corporate component of their awards, the other Named Executive Officers were eligible to earn 50% of their short-term incentive award based on the individual component. The individual component for each Named Executive Officer is reviewed and approved prior to the beginning of the award year by the Compensation Committee. Messrs. Rout, Hauck and Antolik earned 100% of the individual component of their awards, and their total short-term incentive awards were $56,873; $52,134; and $45,499, respectively. Mr. Young earned 90% of the individual component of his award, for a total award of $36,653.

In 2007, the earnings per share target was $2.26, which S&T achieved; therefore, senior management, including the Named Executive Officers, earned a Management Incentive Plan award in 2007, which was received in January 2008. In 2007, the chief executive officer and the president were eligible to earn 100% of their short-term incentive awards based upon achieving the earnings per share target. Messrs. Miller and Brice earned awards of $171,500 and $105,000, respectively, due to achieving the earnings per share target. Mr. Rout earned an award of $87,500, which was 100% of his potential award. Mr. Hauck earned 95% of the individual component, for a total award of $79,250. Mr. Antolik earned 90% of the individual component, for a total award of $66,500. Mr. Young earned 75% of the individual component, for a total award of $62,750.

S&T has suspended the Management Incentive Plan for 2009 in response to the challenging economic environment, but intends to resume this short-term incentive plan in future years as the economic environment improves, subject to the restrictions on S&T’s executive compensation programs resulting from its participation in the TARP. (These restrictions are discussed below under the section entitled “American Recovery and Reinvestment Act of 2009.”)

Long-Term Incentive Award

The Compensation Committee has increasingly weighted the Named Executive Officers’ actual compensation packages toward programs contingent upon S&T’s level of long-term performance (three years or greater). This compensation element is intended to reward the executive for contributing to increasing shareholder value with sustained earnings growth into the future. The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests and serves as an executive retention tool through vesting requirements. The S&T Bank Incentive Program for Senior Management (the “Incentive Program”) is used as a mechanism for determining awards pursuant to the 2003 Plan, and is considered an important long-term element in S&T’s compensation program.

In 2006, in response to the anticipated costs of expensing stock options under Financial Accounting Standard No. 123(R) (“FAS 123R”), the Compensation Committee discontinued its practice of granting nonstatutory stock options annually.

In lieu of an annual stock option grant, the Compensation Committee, pursuant to its authority under the 2003 Plan, adopted the Incentive Program, a performance-based incentive plan whereby senior management will earn an incentive award based upon the achievement of predetermined incremental earnings per share goals for the following year. Depending upon the level of earnings per share goal achieved, the award, at the discretion of the Compensation Committee, will equal a percentage of the executive’s salary and be delivered in the form of restricted shares of common stock. In addition, the Compensation Committee has established additional guidelines that limit senior management to selling only 25% of the vested restricted shares of common stock for current tax liabilities, until the officer achieves the stock ownership guidelines, as described below.

The award in 2008 was based on a predetermined incremental scale for earnings per share goals that ranged from $2.26 to $2.44, with award percentages ranging from 0% to 25%, respectively. In 2008, the Named Executive Officers earned an award of 2.5% of their respective salaries by achieving a one percent increase in earnings per share over the prior year. The restricted shares of common stock were granted by the Compensation Committee on December 15, 2008 and vest equally over a period of four years commencing on January 1, 2010. The number of restricted shares granted is based on the average of the high and low prices of Common Stock during the 30 day period ending on the date of the grant. The numbers of shares awarded to the Named Executive Officers were: Mr. Brice, 305; Mr. Rout, 244; Mr. Hauck, 224; Mr. Antolik, 195; and Mr. Young, 173.

In 2007, the Named Executive Officers earned an award of 25% of their respective salaries by achieving a ten percent increase in earnings per share. The restricted shares of common stock were granted by the Compensation Committee on December 17, 2007 and vest equally over a period of four years commencing on January 1, 2009. The numbers of shares awarded to the Named Executive Officers were: Mr. Miller, 4,007; Mr. Brice, 2,453; Mr. Rout, 2,044; Mr. Hauck, 1,897; Mr. Antolik, 1,635; and Mr. Young, 1,676.

S&T has suspended the Incentive Program for 2009 in response to the challenging economic environment, but intends to resume this program in future years as the economic environment improves, subject to the restrictions on S&T’s executive compensation programs resulting from its participation in TARP. (These restrictions are discussed below under the section entitled “American Recovery and Reinvestment Act of 2009”.)

Certain Other Benefits

S&T provides other benefits, or perquisites, to the Named Executive Officers that are comparable to the other benefits provided at the Peer Banks viewed as a whole. The Compensation Committee believes that perquisites should be limited in scope and value. The primary perquisites for an executive are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined benefit plan and a nonqualified deferred compensation plan, a company car or car allowance and company paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for senior management to belong to one or more private clubs, since this level of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2008, S&T Bank made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2008, S&T made matching contributions to the Thrift Plan for each Named Executive Officer: Mr. Brice, $7,750; Mr. Rout, $8,969; Mr. Hauck, $10,310; Mr. Antolik, $8,050; and Mr. Young, $7,175.

In 2008, S&T Bank also made a year-end profit sharing contribution to the Thrift Plan equal to 3% of the employees’ eligible compensation for a total contribution of $1,063,172. Year-end profit sharing contributions are based on the performance of S&T, compared to earnings per share goals. The earnings per share goals in 2008 ranged from 2% to 8% for targets from $2.26 to $2.62, respectively. The compensation taken into account for determining the amount of contributions made on behalf of a participant is subject to qualified plan limits ($230,000 in 2008). S&T believes that the year-end profit sharing contribution provides an incentive to employees, including executives, with respect to the achievement of corporate earnings goals. In 2008, S&T made a year end profit sharing contribution of $6,900 to the Thrift Plan for each Named Executive Officer. S&T does not plan to make a year-end profit sharing contribution for 2009 in response to the challenging economic environment.

The Compensation Committee also administers a cash incentive plan for all employees under the level of senior vice president, whereby these employees earn a cash award consistent with the ranges set for the year-end profit sharing contribution. For 2008, this award was 3% of employees’ salaries and is payable after a one year vesting period. S&T expects to pay approximately $884,800 to its employees for this award in January 2010.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings, Make-Up and Deferred Management Incentive Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T Bank’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2008, S&T contributed to the Nonqualified Plan for Mr. Brice $8,867; Mr. Rout $4,474; Mr. Hauck $1,978; Mr. Antolik, $2,678; and Mr. Young, $2,477.

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $7,200 that is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include a qualified defined benefit plan and the S&T Bank Welfare Benefit Plan. The latter has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a health reimbursement account and life insurance. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee with special skills and requires a relocation of more than 35 miles, the employee is eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances, S&T will also gross up taxable relocation reimbursements for federal taxes.

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives beginning on January 1, 2008. Under the guidelines, Messrs. Brice, Rout, Hauck and Antolik should own Common Stock having a market value equal to at least three times base salary; executive vice presidents, including Mr. Young, should own at least two times base salary; and senior vice presidents at least one times base salary. Currently, the Named Executive Officers do not meet the ownership guidelines, due to the adverse market environment for financial institution stocks, which has also affected the Common Stock. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, as noted earlier, the executives are limited to selling 25% of vested shares of restricted stock until meeting these guidelines.

In addition to stock options and unvested restricted shares, Mr. Brice directly or indirectly owns 56,190 shares of Common Stock.

Employment Agreements

S&T does not provide employment agreements for any of the Named Executive Officers. S&T believes in a policy of “at will” employment arrangements.

Change in Control

In designing compensation arrangements for senior management, the Compensation Committee understands that the hiring and retention of quality senior management talent could be hindered if S&T offers no protection against the possible loss of compensation or position through a change in control. Further, S&T believes that it is important to reduce the conflict of interest that senior management could experience in a change of control situation. In accordance with its general philosophy that senior management’s interest be aligned with shareholders’ interests, effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the Named Executive Officers. On December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The primary terms and compensation payments contemplated by agreements remain unchanged. The agreements provide for the following:

•

in the case of the president and chief executive, he will receive a lump sum payment of 300% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within three years following a change in control;

•

in the case of any other Named Executive Officer, he will receive a lump sum payment of 200% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within two years following a change in control;

The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

a material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than forty (40) land-miles from the location prior to the change in control);

•

S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans, in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement;

•	A reduction of more than ten percent in the executive’s annual base salary by S&T;

An executive may not terminate his or her employment for Good Reason more than six months after the initial existence of the conditions constituting Good Reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Payments under the agreements will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” described herein). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the president and chief executive officer and for two years for the other Named Executive Officers. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

In addition, any change in control payments may be limited under the EESA and the ARRA. See “Legislative and Regulatory Considerations” described herein.

Tax Considerations

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest paid executive officers to the extent that any such individual’s compensation exceeds $1 million. “Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

The EESA added new Section 162(m)(5) to the Code to create a reduced deduction limit of $500,000 for institutions participating in certain TARP programs. Section 162(m)(5) differs from the general provisions of Section 162(m) described above in several ways, including (but not limited to) counting a covered executive’s performance-based compensation and commissions toward the $500,000 deduction limit. As explained below, S&T received assistance under TARP on January 16, 2009. As a condition of receiving this assistance, S&T has agreed not to take any deduction in excess of the reduced limit under Section 162(m)(5) of the Code. The Compensation Committee is monitoring the effects of S&T’s compensation programs under Section 162(m)(5) and may take future action as necessary to minimize S&T’s exposure to nondeductible compensation payments under Section 162(m)(5).

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. Compensation and benefit arrangements were required to be amended to comply with Section 409A of the Code as of January 1, 2009. S&T adopted Section 409A compliance amendments prior to January 1, 2009 (as required) and will continue to monitor its existing and future plans and arrangements for continued compliance with Section 409A of the Code.

Legislative and Regulatory Considerations

Recent legislation and regulation likely will be a determining factor in the future regarding the compensation of our Named Executive Officers. Consequently, our executive compensation program may undergo significant change and prior actions of the Compensation Committee may not be predictive of future action. One result of the new legislation will be that the Compensation Committee will have less flexibility with future compensation decisions regarding the Named Executive Officers.

Emergency Economic Stabilization Act of 2008

On January 16, 2009, S&T sold a series of its preferred stock and common stock purchase warrants to the U.S. Treasury under TARP CPP created under the EESA. As a result of this transaction, S&T became subject to certain executive compensation requirements under TARP CPP, the EESA, and U.S. Treasury regulations. Those requirements apply to S&T’s Named Executive Officers: Messrs. Brice, Rout, Hauck, Antolik and Young (collectively, the “SEOs”). Those requirements are:

•	a prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks;

•

the Compensation Committee must review SEO incentive compensation arrangements with senior risk officers to ensure that SEOs are not encouraged to take such risks and must meet annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the SEO incentive compensation arrangements;

•

recovery of any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate;

•	limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service; and

•	limits on S&T’s tax deduction for compensation paid to any SEO of $500,000 annually.

American Recovery and Reinvestment Act of 2009

On February 17, 2009, the President of the United States signed into law the ARRA. The ARRA provides for new restrictions on executive compensation for participants in the TARP CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.

Key features of the ARRA are:

•	A prohibition of the payment of any “bonus, retention award, or incentive compensation” to Named Executive Officers for as long as any TARP CPP related obligations are outstanding.

•

“Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP CPP obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•

Prohibition on any payment to any SEO or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any TARP CPP obligations remain outstanding.

•

Recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the next 20 most highly compensated employees in addition to the SEOs.

•	Prohibition on compensation plans that “encourage” earnings manipulation.

•

A requirement that the chief executive officer and chief financial officer provide a written certification in S&T’s annual filings with the SEC of compliance with the executive compensation restrictions under ARRA.

•	Implementation of a company-wide policy regarding excessive or luxury expenditures.

•

The U.S. Treasury will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of each company receiving TARP CPP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest.

ARRA requires both the U.S. Treasury and the SEC to issue rules to implement these new executive compensation restrictions. As a result, until U.S. Treasury and the SEC publish their new rules, many aspects of the above restrictions will not be clear.

After the U.S. Treasury and the SEC publish these rules, the Compensation Committee will consider these new limits on executive compensation and determine how they impact S&T’s executive compensation program.

Letter Agreements with SEOs

The SEOs have agreed in writing to restrictions on their compensation resulting from S&T’s participation in the TARP CPP. These amendments, among other things: (1) prohibit S&T from paying any “excess parachute payments” within the meaning of Section 280G(b) of the Code during any CPP covered period beyond the amount allowed under the EESA; (2) subjects any bonus and incentive compensation paid during a CPP covered period to recovery or clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (as noted above); and (3) noted that each compensation, bonus, incentive, change-in-control and other benefit plan is amended to the extent necessary to give effect to provisions (1) and (2).

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee:

Alan Papernick (Chairman);

John Delaney;

Michael Donnelly;

Joseph Kirk;

Robert Rebich, Jr.; and

Charles Spadafora

EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers of S&T (collectively, the “Named Executive Officers”) during 2008. S&T has not entered into any employment agreements with any of the Named Executive Officers.

Summary Compensation Table for Fiscal Year 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
J.C. Miller	2008	$178,004	$0	$0	$0	$32,963	$0	$2,364,498	$2,575,465
Chairman, Retired	2007	$490,000	$171,500	$0	$114,620	$32,963	$224,500	$68,769	$1,102,352
Chief Executive Officer	2006	$470,000	$0	$30,000	$6,582	$32,963	$247,400	$47,606	$834,551

T.D. Brice	2008	$375,000	$10,933	$0	$102	$27,469	$138,100	$62,466	$614,070
President, Current	2007	$300,000	$105,000	$0	$723	$27,469	$56,600	$49,181	$538,973
Chief Executive Officer	2006	$285,000	$0	$25,000	$3,949	$27,469	$58,500	$39,939	$439,857

R.E. Rout	2008	$296,538	$56,873	$0	$7,918	$24,173	$151,000	$46,897	$583,399
Senior Executive	2007	$250,000	$87,500	$0	$58,469	$24,173	$63,400	$38,994	$522,536
Vice President,	2006	$235,000	$0	$22,010	$3,949	$24,173	$54,500	$31,593	$371,225
Chief Financial Officer, Chief Administrative Officer and Secretary

E.C. Hauck	2008	$275,000	$52,134	$0	$7,269	$24,173	$210,800	$37,873	$607,249
Senior Executive	2007	$232,000	$79,250	$0	$54,264	$24,173	$62,700	$32,395	$484,782
Vice President	2006	$223,000	$0	$22,000	$3,949	$24,173	$69,200	$28,702	$371,024
and Chief Operating Officer

D.G. Antolik	2008	$240,000	$45,499	$0	$65	$21,975	$53,900	$34,489	$395,928
Senior Executive Vice President	2007	$196,500	$66,500	$0	$482	$21,975	$17,300	$29,225	$331,982
	2006	$185,000	$510	$20,000	$2,633	$21,975	$22,500	$23,649	$276,267

G.T. Young	2008	$213,000	$36,653	$0	$225	$21,975	$45,600	$33,219	$350,672
Executive Vice President	2007	$205,000	$72,750	$0	$613	$21,975	$24,000	$32,671	$357,009
	2006	$197,000	$0	$20,000	$3,949	$21,975	$22,600	$28,573	$294,097

(1)	This column includes the management incentive bonus for 2007 paid on January 10, 2008 and for 2008 paid on February 5, 2009. See the “Short-Term Incentive Award” in the “Compensation Discussion and Analysis” on page 15. Mr. Antolik’s 2006 bonus amount of $510 is an Evergreen Insurance referral.
(2)	This column includes a discretionary bonus approved by the Compensation Committee on December 18, 2006, and paid on January 25, 2007. The bonus was paid in cash in lieu of a grant of nonstatutory stock options and was equal to $2 times the number of shares granted to the executive in 2005.
(3)

Amounts in this column represent the FAS 123R expense recognized in 2006, 2007, and 2008 for Common Stock granted on December 17, 2007, under the 2003 Plan, and December 16, 2002, under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (“1992 Plan”), respectively. The FAS 123R expense was based upon the fair market value of the stock on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of stock awards are included in Notes A and Q to S&T’s audited financial statements for the fiscal year ended December 31, 2008 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(4)	Amounts in this column represent the FAS 123R expense recognized in 2006, 2007 and 2008 for all option awards under the 2003 Plan. The FAS 123R expense was based upon the fair market value of the option on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of option awards are included in Notes A and Q to S&T’s audited financial statements for the fiscal year ended December 31, 2008, included in S&T’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.
(5)	This column shows the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for FAS 87 “Employers’ Accounting for Pensions” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the FAS 87 discount rate as well as changes due to the accrual of plan benefits.
(6)	The compensation represented by the amounts for 2006, 2007 and 2008 are set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car or Car Allowance(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	Deferred Compensation Plan Payment(g)	All Other Compensation
J.C. Miller	2008	$10,967	$0	$18,959	$10,993	$2,330	$4,969	$2,316,280	$2,364,498
	2007	$18,000	$23,600	$10,364	$9,773	$6,732	$300		$68,769
	2006	$11,000	$6,760	$12,425	$9,239	$6,732	$1,450		$47,606

T.D. Brice	2008	$14,650	$16,053	$16,437	$10,753	$1,531	$3,042		$62,466
	2007	$18,000	$8,000	$11,937	$9,533	$1,531	$180		$49,181
	2006	$11,000	$5,800	$12,267	$9,035	$967	$870		$39,939

R.E. Rout	2008	$15,869	$9,095	$9,676	$5,393	$4,329	$2,535		$46,897
	2007	$18,000	$3,760	$9,066	$4,373	$3,615	$180		$38,994
	2006	$11,000	$2,925	$10,950	$4,039	$1,809	$870		$31,593

E.C. Hauck	2008	$17,210	$5,611	$7,200	$1,498	$4,002	$2,352		$37,873
	2007	$18,000	$1,927	$7,704	$1,248	$3,336	$180		$32,395
	2006	$11,000	$2,234	$11,748	$1,140	$1,710	$870		$28,702

D.G. Antolik	2008	$14,950	$4,974	$10,236	$1,498	$804	$2,027		$34,489
	2007	$17,318	$0	$9,891	$1,248	$648	$120		$29,225
	2006	$11,000	$688	$9,634	$1,140	$607	$580		$23,649

G.T. Young	2008	$14,075	$2,909	$10,957	$1,573	$1,627	$2,078		$33,219
	2007	$18,000	$782	$10,825	$1,323	$1,561	$180		$32,671
	2006	$10,575	$1,250	$10,549	$3,835	$1,494	$870		$28,573

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. In 2006 and 2007, S&T Bank made matching contributions equal to 50% of the employee’s 401(k) contributions, up to 3% of the employee’s eligible compensation. In 2008, S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. In 2006, 2007 and 2008, S&T Bank also made a year-end profit sharing contribution equal to 2%, 5% and 3%, respectively, of the employee’s eligible compensation. In 2006, 2007 and 2008 the employee’s eligible compensation was $220,000, $225,000, and $230,000, respectively.
(b)

Contributions by S&T Bank to the Nonqualified Benefit Plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees.
(c)	This column represents the aggregate incremental cost to S&T for providing a car to the Named Executive Officer. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel (calculated by multiplying the actual miles for 2006, 2007 and 2008 by an average cost per mile, assuming an estimated $2.55, $2.76 and $3.15 per gallon, respectively). E.C. Hauck’s company car amount in 2007 includes $5,954 of personal car allowance and $1,750 for the incremental cost to S&T for providing a car to him. E.C. Hauck does not have a company car amount in 2008, only a personal car allowance. J.C. Miller’s company car amount in 2008 includes $14,925 for the fair market value of the company car received as part of his retirement package.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the Named Executive Officer’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.
(g)	Effective April 21, 2008, Mr. Miller retired as Chief Executive Officer, but continues as Chairman of the boards of S&T and S&T Bank. He received a total distribution of $2,316,280 deferred compensation under the Non-Qualified Plan. For further information on this plan, see “The Non-Qualified Plan” on page 33.

Grants of Plan-Based Awards for Fiscal Year 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J.C. Miller(3)	4/21/2008							599	$20,000

T.D. Brice	12/15/2008				—	3,052	3,052
		—	$131,250	$164,063
R.E. Rout	12/15/2008				—	2,441	2,441
		—	$105,000	$118,125
E.C. Hauck	12/15/2008				—	2,238	2,238
		—	$96,250	$108,281
D.G. Antolik	12/15/2008				—	1,953	1,953
		—	$84,000	$94,500
G.T. Young	12/15/2008				—	1,733	1,733
		—	$74,550	$83,869

(1)	The Named Executive Officers were eligible to earn an award under the Management Incentive Plan for 2008. The award is dependent upon S&T’s earnings per share goals (the corporate component) and the achievement of individual and departmental goals (the individual component). Depending upon the level of success in meeting these goals, the Named Executive Officers could earn up to 35% of their respective annual salaries, with the award based 50% on the corporate component and 50% on the individual component. The Threshold assumes that S&T’s 2008 earnings per share was less than $2.26 and that the Named Executive Officers did not achieve their individual component. The Target assumes that the Named Executive Officers could earn 35% of their respective salaries upon the achievement of earnings per share of $2.44 and 100% of their individual component. The Maximum assumes that the Named Executive Officers could earn 125% of the corporate component due to achievement of earnings per share of $2.50 and 100% of their individual component. See the “Compensation Discussion and Analysis—Short-Term Incentive Awards” on page 17.
(2)

The Named Executive Officers were eligible to earn an award under the Incentive Program. The award is based upon the achievement of predetermined incremental earnings per share goals for the following year. Depending upon the level of earnings per share goal achieved, the award, at the discretion of the

Compensation Committee, will equal a percentage of the executive’s salary and be delivered in the form of restricted shares of common stock. The award in 2008 was based on a predetermined incremental scale for earnings per share goals that ranged from $2.26 to $2.44, with award percentages ranging from 0% to 25%, respectively. The Target and Maximum are based on the achievement of the earnings per share goal of $2.44. See the “Compensation Discussion and Analysis—Long-Term Incentive Awards” on page 18.

(3)	Mr. Miller retired as Chief Executive Officer, but continues as Chairman of the boards of S&T and S&T Bank. Directors received 599 shares of restricted S&T shares based on $20,000 with a closing price of $33.39 on April 21, 2008.

Effect of ARRA. The ARRA directs the U.S. Treasury to issue rules to implement new standards for executive compensation for CPP participants, including a prohibition on most types of incentive compensation other than certain grants of restricted stock. These new standards likely will preclude the grant of stock options to the Named Executive Officers during the period S&T has outstanding obligations to the U.S. Treasury under CPP. ARRA permits grants of “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the U.S. Treasury may specify have been met. S&T likely will continue to make grants of restricted stock. However, the extent of S&T’s use of restricted stock grants, and the changes that S&T will make to the terms of the grants in order to comply with ARRA, cannot be determined until U.S. Treasury issues regulations to implement the new executive compensation standards.

Outstanding Equity Awards At 2008 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J.C. Miller
Granted 12/20/1999	25,000	0	$22.88	12/20/2009
Granted 12/17/2001	25,000	0	$24.40	12/17/2011
Granted 12/15/2003	15,000	0	$29.97	12/15/2013
Granted 12/20/2004	15,000	0	$37.08	12/20/2014
Granted 12/19/2005	7,500	7,500	$37.86	12/19/2015
Granted 04/21/2008					599	$21,265

T.D. Brice
Granted 12/17/2001	10,000	0	$24.40	12/17/2011
Granted 12/15/2003	10,000	0	$29.97	12/15/2013
Granted 12/20/2004	12,500	0	$37.08	12/20/2014
Granted 12/19/2005	6,250	6,250	$37.86	12/19/2015
Granted 12/17/2007					2,453	$87,082
Granted 12/15/2008					305	$10,828

R.E. Rout
Granted 12/15/2003	10,000	0	$29.97	12/15/2013
Granted 12/20/2004	11,000	0	$37.08	12/20/2014
Granted 12/19/2005	5,500	5,500	$37.86	12/19/2015
Granted 12/17/2007					2,044	$72,562
Granted 12/15/2008					244	$8,662

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

E.C. Hauck
Granted 12/15/2003	5,000	0	$29.97	12/15/2013
Granted 12/20/2004	11,000	0	$37.08	12/20/2014
Granted 12/19/2005	5,500	5,500	$37.86	12/19/2015
Granted 12/17/2007					1,897	$67,344
Granted 12/15/2008					224	$7,952

D.G. Antolik
Granted 12/15/2003	3,250	0	$29.97	12/15/2013
Granted 12/20/2004	10,000	0	$37.08	12/20/2014
Granted 12/19/2005	5,000	5,000	$37.86	12/19/2015
Granted 12/17/2007					1,635	$58,043
Granted 12/15/2008					195	$6,923

G.T. Young
Granted 12/17/2001	15,000	0	$24.40	12/17/2011
Granted 12/15/2003	10,000	0	$29.97	12/15/2013
Granted 12/20/2004	10,000	0	$37.08	12/20/2014
Granted 12/19/2005	5,000	5,000	$37.86	12/19/2015
Granted 12/17/2007					1,676	$59,498
Granted 12/15/2008					173	$6,142

(1)	Options granted on December 19, 2005 vest 25% each year beginning on January 1, 2007.
(2)	The S&T Board awarded the restricted shares of Common Stock on December 17, 2007 with 25% vesting each year, beginning on January 1, 2009. The fair market value of Common Stock on December 31, 2008 was $35.50 per share.

Option Exercises and Stock Vested in Fiscal Year 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(4)	Value Realized on Vesting ($)
J.C. Miller(1)	25,000	$385,938	4,007	$139,484
T.D. Brice	0	0	0	0
R.E. Rout(2)	15,000	$69,825	0	0
E.C. Hauck	0	0	0	0
D.G. Antolik	0	0	0	0
G.T. Young(3)	9,500	$180,794	0	0

(1)	Mr. Miller exercised 25,000 options on December 31, 2008 with an average stock price of $35.25. These options were granted on December 18, 2000 with an exercise price of $19.81.
(2)	Mr. Rout exercised 15,000 options on March 20, 2008 with an average stock price of $32.41. These options were granted on December 21, 1998 with an exercise price of $27.75.
(3)	Mr. Young exercised 500 options on September 9, 2008 with a market price of $36.02; and 9,000 options on September 19, 2008 with a market price of $39.00. These options were granted on December 18, 2000 with an exercise price of $19.81.

(4)	Mr. Miller’s restricted shares fully vested on May 1, 2008, due to Mr. Miller’s retirement in April 2008 as S&T’s Chief Executive Officer. Unvested restricted shares vest on the first day of the month following the grantee’s retirement.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)			Payments During Last Fiscal Year ($)
J.C. Miller	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	37 37	$ $	1,837,800 0	(1)	$ $	109,833 1,760,160
T.D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	24 24	$ $	317,900 172,800			—
R.E. Rout	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	18 18	$ $	462,800 152,800			—
E.C. Hauck	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	34 34	$ $	828,300 215,800			—
D.G. Antolik	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	19 19	$ $	177,500 19,000			—
G.T. Young	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	9 9	$ $	163,800 23,400			—

(1)	Effective April 21, 2008, Mr. Miller retired as Chief Executive Officer, but continues as Chairman of the boards of S&T and S&T Bank. According to the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”), Mr. Miller will be paid his accumulated benefit over a ten-year period.

The present values shown above are based on benefits earned as of December 31, 2008 under the terms of the Retirement Plan and the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under SFAS No. 87 as of December 31, 2008, including a discount rate of 6.25%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Messrs. Rout and Hauck were eligible to retire as of December 31, 2008 and receive 74.17% and 70.83% of their accumulated benefits, respectively, based on the reduction for early retirement described below.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) is a defined benefit pension plan that covers substantially all employees. The Retirement Plan provides benefits that are based on years of service and compensation. Benefits payable under the Retirement Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan. Compensation is limited each year as required by Federal law (limit was $230,000 for 2008).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Retirement Plan are 100% vested after completion of five years. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Retirement Plan. Early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62.

Accrued benefits under the Retirement Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan

As noted above under the definition of Average Final Compensation for the Retirement Plan, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

The Nonqualified Plan

Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J.C. Miller(1)	$0	$0	($94,821)	($585,668)	$0
T.D. Brice	$22,617	$16,053	($26,019)	$0	$62,167
R.E. Rout	$34,959	$9,095	($114,858)	$0	$209,048
E.C. Hauck	$3,391	$5,611	($22,719)	$0	$45,651
D.G. Antolik	$4,592	$4,974	($20,030)	$0	$40,611
G.T. Young	$44,113	$2,909	($160,060)	$0	$275,529

(1)	Effective April 21, 2008, Mr. Miller retired as Chief Executive Officer, but continues as Chairman of the boards of S&T and S&T Bank.

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision. A senior management employee may elect to defer all or a portion of his or her short-term incentive award under the Deferred Management Incentive Plan provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The employee deferrals and employer contributions are invested equally in two large capitalization mutual funds in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund and Selected American Shares D.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Code Section 409A.

Termination of Employment and Change-in-Control Arrangements

The Named Executive Officers would receive payments from S&T in connection with a termination from employment. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the Named Executive Officer’s beneficiary, heirs or estate would be entitled to certain payments.

Importantly, recent legislation and regulations may limit or eliminate S&T’s ability to pay any severance to the Named Executive Officers. However, SEC regulations require S&T to report compensation in the table below that would have been paid had the termination event occurred on the last day of S&T’s fiscal year. The discussion and figures below are limited by such new restrictions only to the extent applicable to S&T on December 31, 2008. Importantly, provisions of EESA and ARRA, which became effective on February 17, 2009, are not reflected in the discussion or table below.

Resignation. There are no employment agreements between S&T and any of the Named Executive Officers; therefore, in the event of resignation, the Named Executive Officer would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The Named Executive Officer would forfeit any unexercised nonstatutory stock options under the 1992 Plan immediately following the date of separation from employment. Nonstatutory stock options under the 2003 Plan would be forfeited if not exercised within one month of separation from service.

Retirement. Upon retirement, the Named Executive Officers would receive pension benefits as described above in “The Retirement Plan” and the “The Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2009(3)
	Date Payable(1)	Annual Benefit(2)
T.D. Brice	age 65	$68,800	$81,600
R.E. Rout	1/1/2009	$39,200	$144,700
E.C. Hauck	1/1/2009	$69,800	$204,700
D.G. Antolik	age 65	$49,200	$8,400
G.T. Young	age 65	$23,600	$12,400

(1)	Messrs. Rout and Hauck were eligible to retire and receive 74.17% and 70.83%, respectively, of their annual benefits payable on January 1, 2009 as described in “The Retirement Plan” above. Messrs. Young, Brice and Antolik were not eligible for early retirement as of December 31, 2008, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2008.
(2)	The Named Executive Officers are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the Named Executive Officer became deceased prior to retiring, the Named Executive Officer’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3)	The Named Executive Officer receives a lump sum payment upon retirement or termination as described above in “The Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the Named Executive Officer’s Nonqualified Plan deferred compensation account. Currently, the Named Executive Officers have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The Named Executive Officers individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.

The Named Executive Officer continues to hold any unexercised nonstatutory stock options granted under the 1992 Stock Plan for the earlier of five years or the normal expiration date of the option. Nonstatutory stock options granted under the 2003 Stock Plan are held until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the “Compensation Discussion and Analysis,” during 2008, S&T had change in control agreements with all Named Executive Officers. The agreement for Mr. Brice provided that if he was terminated within three years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board, or if he voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (i.e., “constructive termination”), Mr. Brice would be entitled to receive a lump sum cash payment based on 300 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for three years. Each agreement for the other Named Executive officers provide that if the executive was terminated within two years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board, or if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (i.e., for “good reason”), the Named Executive Officer would be entitled to receive a lump sum cash payment based on 200 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for two years. In general, the agreement defines a change in control as when a “person” (as such term is used in the Sections 13(d) and 14(d) in the Exchange Act) assumes beneficial ownership of 25% or more of S&T’s Common Stock. In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 1992 Plan and the 2003 Plan. The following table provides the payments that each Named Executive Officer would have received in connection with severance, constructive termination or change in control of S&T at December 31, 2008:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments
T.D. Brice	3X	$1,125,000	$0	$15,057	$1,140,057
R.E. Rout	2X	$600,000	$0	$15,057	$615,057
E.C. Hauck	2X	$550,000	$0	$11,684	$561,684
D.G. Antolik	2X	$480,000	$0	$6,084	$486,084
G.T. Young	2X	$426,000	$0	$14,634	$440,634

(1)	The unvested nonstatutory options were not in the money as of December 31, 2008; therefore, the Named Executive Officer would have realized no value resulting from the vesting.
(2)	The value of welfare benefits for 12 months is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T.

Effective December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The new agreements are described in “Change in Control” in the “Compensation Discussion and Analysis” on page 21.

In connection with S&T’s participation in the TARP CPP, the Named Executive Officers executed agreements which reduced their compensation, including amounts that might be paid under the change in control agreements. If payments become due under the agreements while S&T is subject to EESA’s executive compensation limits, then the payments will be lesser of the amount allowed under EESA or under the agreement. Under EESA, payments to SEOs are limited to 2.99 times a “base amount” factor, which factor could be less than the current annual compensation. No golden parachutes are allowed upon an SEO’s involuntary separation of employment. ARRA directs the U.S. Treasury to implement new rules on golden parachute payments, and under the new rules, S&T will be prohibited from making any payments to an SEO upon his departure for any reason (other than payments for services performed or benefits accrued).

Death. Upon the death of a Named Executive Officer, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the Named Executive Officer will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

DIRECTOR COMPENSATION

The following table provides information concerning compensation paid by S&T Bank to its non-employee directors during 2008.

Director Compensation Table for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Brenzia(1)	$25,217	$0	$0	$0	$0	$0	$25,217
T. Brice	$34,900	$20,000	$0	$0	$0	$0	$54,900
J. Carino(2)	$5,250	$0	$0	$0	$0	$0	$5,250
J. Delaney	$38,200	$20,000	$0	$0	$0	$0	$58,200
M. Donnelly	$41,400	$20,000	$0	$0	$0	$0	$61,400
W. Gatti	$34,900	$20,000	$0	$0	$0	$0	$54,900
J. Grube	$42,400	$20,000	$0	$0	$0	$0	$62,400
F. Jones	$44,100	$20,000	$0	$0	$0	$0	$64,100
J. Kirk	$54,100	$20,000	$0	$0	$0	$0	$74,100
D. Krieger	$42,025	$20,000	$0	$0	$0	$0	$62,025
S. Levy(2)	$6,550	$0	$0	$0	$0	$0	$6,550
J. Milano	$42,400	$20,000	$0	$0	$0	$0	$62,400
J. Miller(3)	$37,000	$20,000	$0	$0	$0	$0	$57,000
A. Papernick	$40,300	$20,000	$0	$0	$0	$0	$60,300
R. Rebich(1)	$27,117	$0	$0	$0	$0	$0	$27,117
C. Spadafora	$33,200	$20,000	$0	$0	$0	$0	$53,200
C. Toretti	$22,500	$20,000	$0	$0	$0	$0	$42,500

(1)	Directors Brenzia, Rebich and Urtin joined the S&T Board as of the merger with IBT on June 6, 2008. Director Urtin, however, was an employee director and did not receive director compensation in 2008.
(2)	Directors Levy and Carino retired from the S&T Board effective on April 21, 2008. Their stock awards will continue to vest according to the original terms of the grant.
(3)	Director Miller retired as S&T’s Chief Executive Officer as of April 21, 2008, and continues as Chairman of S&T and S&T Bank.
(4)	The S&T Board awarded 599 restricted shares of Common Stock on April 21, 2008 with 100% vesting on April 21, 2009. The fair market value of Common Stock on April 21, 2008 was $33.39 per share. This column includes the value of these stock awards, all of which were under the 2003 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2008 in accordance with FAS 123R. The assumptions used in the valuation of option awards are included in Notes A and Q to S&T’s audited financial statements for the fiscal year ended December 31, 2008 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.
(5)	As of December 31, 2008, each director, except for Directors Brenzia and Rebich, had restricted stock awards of 599 shares. Also, each director had the following number of outstanding options to purchase the indicated number of shares of Common Stock: John Brenzia, 0 shares; Thomas Brice, 25,500 shares; John Delaney, 25,500 shares; Michael Donnelly, 15,500 shares; William Gatti, 25,500 shares; Jeffrey Grube, 25,500 shares; Frank Jones, 25,500 shares; Joseph Kirk, 20,500 shares; David Krieger, 27,000 shares; James Milano, 0 shares; James Miller, 95,000 shares; Alan Papernick, 7,500 shares; Robert Rebich, 0 shares; Charles Spadafora, 20,500 shares; and Christine Toretti, 25,500 shares.

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. Non-employee Directors receive compensation as noted below.

Directors
Annual Cash Retainer	$12,500
Stock Award(1)	20,000
Board Meeting Attendance Fee	1,000
Board Meeting Fee (phone)	500
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (on-site)	800
Training/Seminar Fee (off-site)	1,000

Committee Chairperson Retainer
Audit	$10,000
Nominating and Corporate Governance	5,000
Compensation and Benefits	5,000
Wealth Management Group Oversight	1,000

(1)	The number of shares granted is based on the fair market value of the common stock on the date of grant.

S&T Bank has a loan committee comprised of directors who serve on a rotating basis. The directors are compensated $800 per meeting attended.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL Partners, Inc.

During 2008, S&T Bank made payments of $145,861 to Director Toretti, and affiliates, for the lease of operations, branch and administrative facilities. The details of the transactions with Director Toretti are described in the paragraphs below.

On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 providing for four five-year terms at the same terms and conditions of the original lease. During 2008, S&T paid $145,861 under this lease. During 2008, S&T Bank made payments of $238,866 to a company owned by

Director Thomas A. Brice for the purchase of furniture and other furnishings. In addition, Director Thomas A. Brice has a son, Todd D. Brice, who is a director and is employed by S&T and S&T Bank as chief executive officer and earned $385,933 in salary and bonuses in 2008, as disclosed in the Summary Compensation Table.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Director Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $101,882 in 2008 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided services to S&T Bank and received payments of $42,031 during 2008.

Director Gatti has a son who has material interest in Trek Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $1,152,346 of developer fees in 2008.

See also “Compensation Committee Interlocks and Insider Participation.” on page 9.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the Senior Risk Management Officer of any updates to the list of Related Parties. The Senior Risk Management Officer disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g. dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson);

John Brenzia;

Jeffrey Grube;

Frank Jones;

James Milano; and

Robert Rebich, Jr.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2010 S&T Annual Meeting of Shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 20, 2009. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by S&T after February 3, 2010, and the persons named in the proxies solicited by S&T’s Board for its 2010 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

/s/ Robert E. Rout
Robert E. Rout Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 20, 2009

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 20, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Dr. Paul B. Johnston or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 20, 2009, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2009

S&T’s Proxy Statement for the 2009 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at http://materials.proxyvote.com/783859.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 20, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach and mail in the envelope provided.   i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2011.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ☐ John N. Brenzia ☐ John J. Delaney ☐ Michael J. Donnelly ☐ Frank W. Jones ☐ Alan Papernick ☐ Robert Rebich, Jr. ☐ Christine J. Toretti ☐ Charles G. Urtin
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the block next to each nominee you wish to withhold, as shown here: ¢

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	TO APPROVE A NON-BINDING, ADVISORY PROPOSAL ON THE COMPENSATION OF S&T BANCORP INC.’S EXECUTIVE OFFICERS:	☐	☐	☐

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.	☐	☐	☐

Only shareholders of record as of the close of business on March 6, 2009 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 , 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Signature of Shareholder	Date	Signature of Shareholder	Date

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢